JOHN HANCOCK VARIABLE INSURANCE TRUST

AMENDMENT TO SUBADVISORY AGREEMENT

T. ROWE PRICE ASSOCIATES, INC.

AMENDMENT made as of this 25th day of September, 2025 to the Subadvisory Agreement dated January 28, 1999, as amended (the “Agreement”), between John Hancock Variable Trust Advisers LLC, a Delaware limited liability company (the “Adviser”), and T. Rowe Price Associates, Inc., a Maryland Corporation (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. CHANGE IN APPENDIX A

Appendix A of the Agreement relating to the compensation of the Subadviser is hereby amended to change the fee schedule for Blue Chip Growth Trust (the “Fund”).

2. EFFECTIVE DATE

This Amendment shall become effective retroactive to June 1 with respect to the Fund, following approval of the Amendment by the Board of Trustees of John Hancock Variable Insurance Trust.

3. EXECUTION

This Agreement and any amendments hereto and any notices or other communications hereunder that are required to be in writing may be in electronic form (including without limitation by facsimile and, in the case of notices and other communications, email) and may be executed by means of electronic signatures.

4. SUBADVISORY AGREEMENT

In all other respects, the Agreement is confirmed and remains in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK VARIABLE TRUST ADVISERS LLC

By:	/s/ JayAronowitz
Name:	JayAronowitz
Title:	Chief Investment Officer

T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Terence Baptiste
Name:	Terence Baptiste
Title:	Vice President

APPENDIX A

Blue Chip Growth Trust

Equity Income Trust

Health Sciences Trust

Mid Value Trust

Science & Technology Trust

Small Company Value Trust

The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio accrued daily at an annual rate as follows (the “Subadviser Fee”):

[ ]

*The term Aggregate Net Assets for a given day includes the net assets of the Portfolio managed by the Subadviser. It also includes the net assets of one or more other portfolios of the Trust, or other portfolios managed by the Subadviser as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee for a given day, the net assets of the Portfolio and each other portfolio of the Trust are determined by the custodian or fund accountant as of the close of business on the previous business day of the Trust, and the net assets of each other portfolio are determined as of the close of business on the previous business day (and to the extent not available, as of the most recent practicable day) of that other portfolio.

Trust Portfolio(s)	Other Portfolio(s)

Blue Chip Growth Trust	Blue Chip Growth Fund, a series of John Hancock Funds II, and

Manulife North American Equity Fund Series – (I)

Equity Income Trust	Equity Income Fund, a series of John Hancock Funds II, and

Manulife US Large Cap Value Equity Fund and

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Manulife North American Equity Fund Series – (II) (Asia)

Health Sciences Trust	Health Sciences Fund, a series of John Hancock Funds II and

Manulife Health Care Fund Series (I) - (Asia Platform)

Mid Value Trust	Mid Value Fund, a series of John Hancock Funds II

Science & Technology Trust	Science & Technology Fund, a series of John Hancock Funds II and

Manulife Provident Funds Unit Trust Series - Manulife Technology Fund

Small Company Value Trust	N/A

The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Applicable Annual Fee Rate is then applied to Portfolio assets as described below. The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date of such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

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Capital Appreciation Value Trust

The Subadviser shall serve as subadviser for the Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to the Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the “Subadviser Fee”):

[ ]

*The term Aggregate Net Assets for a given day includes the net assets of a Portfolio of the Trust managed by the Subadviser. It also includes with respect to each Portfolio the net assets of one or more other portfolios as indicated below managed by the Subadviser, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee for a given day, the net assets of the Portfolio and each other portfolio of the Trust are determined by the custodian or fund accountant as of the close of business on the previous business day of the Trust, and the net assets of each other portfolio are determined as of the close of business on the previous business day of that other portfolio.

Trust Portfolio(s)	Other Portfolio(s)

Capital Appreciation Value Trust	Capital Appreciation Value Fund, a series of John Hancock Funds II

The Subadviser Fee for the Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

If, with respect to the Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date of such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

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